EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Delta Corporate Communications 404-715-2554 news archive at news.delta.com

Delta Board of Directors Names Shirley Franklin as Newest Member

ATLANTA, July 21, 2011 – Delta Air Lines (NYSE: DAL) board of directors today announced Shirley Franklin, former Mayor of Atlanta, as its newest member, effective immediately.

“Throughout her distinguished career, Shirley has demonstrated great leadership and tremendous knowledge of the region and the nation’s economy,” said Daniel A. Carp, Delta’s non-executive chairman of the board. “We look forward to adding her business experience, financial expertise and leadership abilities to the depth and range of Delta’s already strong and independent board of directors.”

Franklin served as Mayor of Atlanta for two terms, from 2002 to 2010. In 2005, TIME Magazine named Franklin one of the five best big-city mayors in America, and U.S. News & World Report listed her among its “Best Leaders 2005”. Franklin received the 2005 Profile in Courage award from the John F. Kennedy Library Foundation for her leadership in restoring fiscal stability and ethical government to Atlanta. Prior to being elected Mayor of Atlanta, Franklin served the city in several executive positions, culminating in her service as the City’s Chief Officer of Operations.

Franklin is chair of the board and chief executive officer of Purpose Built Communities, Inc., a national non-profit organization established to transform struggling neighborhoods into sustainable communities. She is a director of Mueller Water Products, Inc. and the United Nations Institute for Training and Research as well as co-chair of the Atlanta Regional Commission on Homelessness and co-chair of the board of directors of the National Center for Civil and Human Rights. Franklin served on a special task force for the Department of Homeland Security, and held the William and Camille Cosby Endowed Chair at Spelman College in Atlanta.

Franklin holds a bachelor’s degree in sociology from Howard University and master’s degree in sociology from the University of Pennsylvania.

Delta Air Lines serves more than 160 million customers each year, and was named by Fortune magazine as the most admired airline worldwide in its 2011 World's Most Admired Companies airline industry list. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 355 destinations in 65 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $2 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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